                          [Ross & Hardies Letterhead]

                                December , 1996


                                                                EXHIBIT 5.1

U.S. Can Corporation
900 Commerce Drive
Oak Brook, Illinois 60521


         RE:     U.S. CAN CORPORATION NOTES


Ladies and Gentlemen:

                 We refer to the Registration Statement on Form S-4 (the "Registration Statement") being filed by U.S. Can Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Company's offer to exchange all of the Company's previously issued $ 275,000,000 aggregate principal amount of 10-1/8% Senior Subordinated Notes due 2006 (the "Notes") for the Company's $275,000,000 aggregate principal amount of Series B 10-1/8% Senior Subordinated Notes due 2006 (the "Exchange Notes").

                 We are familiar with the proceedings to date with respect to the Notes, the Exchange Notes and the proposed exchange offering and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of procedure, law and fact, as we have considered relevant and necessary as a basis for the opinion expressed in this letter.

                 Based on the foregoing, and subject to the qualifications set forth hereinafter, we are of the opinion that:

                 1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

                 2. The Exchange Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered, will constitute legal, valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and general principles of equity).

                 We express no opinion as to the application of the securities or blue sky laws of the various states to the exchange offer, the issuance of the Exchange Notes and the Notes, or the exchange of the Exchange Notes for the Notes.

                 We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.


                                            Very truly yours,

                                            ROSS & HARDIES



                                            By: /s/ Lawrence R. Samuels
                                               ------------------------
                                                A Partner